Exhibit 10.1
PURCHASE AND SALE AGREEMENT
BETWEEN
COUSINS PROPERTIES TEXAS LP
AND
TX-FROST TOWER LIMITED PARTNERSHIP
FROST BANK TOWER
AUSTIN, TEXAS
August 2, 2006

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	1

ARTICLE 2. PURCHASE AND SALE	8
2.1. Agreement to Sell and Purchase	8
2.2. Earnest Money	8
2.3. Purchase Price	9
2.4. Closing	9

ARTICLE 3. PURCHASER’S INSPECTION AND REVIEW RIGHTS	10
3.1. Due Diligence Inspections	10
3.2. Seller’s Deliveries to Purchaser; Purchaser’s Access to Seller’s Property Records	12
3.3. Condition of the Property	12
3.4. Confidentiality	13

ARTICLE 4. TITLE AND PERMITTED EXCEPTIONS	13
4.1. Permitted Exceptions	13
4.2. Title Commitment; Survey	13
4.3. Delivery of Title	14
4.4. Purchaser’s Right to Accept Title	15
4.5. Cooperation	15

ARTICLE 5. REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS	15
5.1. Representations and Warranties of Seller	15
5.2. Knowledge Defined	19
5.3. Covenants and Agreements of Seller	19

ARTICLE 6. CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS	23
6.1. Seller’s Closing Deliveries	23
6.2. Purchaser’s Closing Deliveries	25
6.3. Closing Costs	26
6.4. Prorations and Credits	26

ARTICLE 7. CONDITIONS TO CLOSING	29
7.1. Conditions Precedent to Purchaser’s Obligations	29
7.2. Conditions Precedent to Seller’s Obligations	32

ARTICLE 8. CASUALTY AND CONDEMNATION	34
8.1. Casualty	34
8.2. Condemnation	35

ARTICLE 9. DEFAULT AND REMEDIES	36
9.1. Purchaser’s Default	36

ARTICLE 10. ASSIGNMENT	37
10.1. Assignment	37

ARTICLE 11. BROKERAGE COMMISSIONS	37
11.1. Broker and Advisor	37

ARTICLE 12. INDEMNIFICATION	37
12.1. Indemnification by Seller	38
12.2. Indemnification by Purchaser	38
12.3. Limitations on Indemnification	38
12.4. Survival	39
12.5. Indemnification as Sole Remedy	39

ARTICLE 13. MISCELLANEOUS	40
13.1. Notices	40
13.2 Possession	41
13.3 Time Periods	41
13.4 Publicity	41
13.5 Discharge of Obligations	42
13.6 Severability	42
13.7 Construction	42
13.8 Sale Notification Letters	42
13.9 Access to Records Following Closing	42
13.10 Submission to Jurisdiction	42
13.11 Entire Agreement	43
13.12 General Provisions	43
13.13 Attorney’s Fees	43
13.14 Counterparts	43
13.15 Effective Agreement	44

SCHEDULE OF EXHIBITS

Exhibit “A-1”	Description of Land

Exhibit “A-2”	Description of Leasehold Estate

Exhibit “B”	List of Personal Property

Exhibit “B-1”	Personal Property Exclusions

Exhibit “C”	List of Existing Commission Agreements

Exhibit “D”	Form of Escrow Agreement

Exhibit “E”	List of Existing Environmental Reports

Exhibit “F”	List of Leases

Exhibit “G”	Title Exceptions

Exhibit “H”	Exception Schedule

Exhibit “I”	List of Service Contracts

Exhibit “J-1”	Form of Tenant Estoppel Certificate

Exhibit “J-2”	Form of Seller Estoppel

Exhibit “K”	Form of Ground Lessor Estoppel Certificate

Exhibit “L”	Property Tax Appeals

Exhibit “M”	Description of Terms of Prospective New Leases, Lease Terminations and Lease Amendments

Exhibit “N”	Unpaid Tenant Inducement Costs and Leasing Commissions

SCHEDULE OF CLOSING DOCUMENTS

Schedule 1	Form of Special Warranty Deed

Schedule 2	Form of Assignment and Assumption of Leases and Security Deposits and Leasing Commission Obligations

Schedule 3	Form of Bill of Sale to Personal Property

Schedule 4	Form of Assignment and Assumption of Service Contracts

Schedule 5	Form of General Assignment of Seller’s Interest in Intangible Property

Schedule 6	Form of Assignment and Assumption of Ground Lease

Schedule 7	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)

Schedule 8	Form of Seller’s FIRPTA Affidavit

Schedule 9	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)

Schedule 10	Intentionally Omitted

Schedule 11	Form of New Management Agreement

PURCHASE AND SALE AGREEMENT
FROST BANK TOWER
     THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into this 2nd day of August, 2006 (the “Effective Date”), by and between COUSINS PROPERTIES TEXAS LP, a Texas limited partnership (“Seller”), and TX-FROST TOWER LIMITED PARTNERSHIP, a Delaware limited partnership (“Purchaser”).
W I T N E S E T H:
     WHEREAS, Seller desires to sell certain improved real property commonly known as “Frost Bank Tower” located at 401 Congress Avenue, Austin, Travis County, Texas, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and
     WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:
ARTICLE 1.
DEFINITIONS
     For purposes of this Agreement, each of the following capitalized terms shall have the meaning ascribed to such terms as set forth below:
     “Assignment and Assumption of Ground Lease” shall mean the form of assignment and assumption of Ground Lease to be executed and delivered by Seller and Purchaser at the Closing in the form attached hereto as Schedule 6.
     “Assignment and Assumption of Leases” shall mean the form of assignment and assumption of Leases and Security Deposits and obligations under the Commission Agreements to be executed and delivered by Seller and Purchaser at the Closing in the form attached hereto as Schedule 2.
     “Assignment and Assumption of Service Contracts” shall mean the form of assignment and assumption of the Service Contracts to be executed and delivered by Seller and Purchaser at the Closing in the form attached hereto as Schedule 4.
     “Basket Limitation” shall mean an amount equal to $100,000.00;

     “Bill of Sale” shall mean the form of bill of sale to the Personal Property to be executed and delivered by Seller to Purchaser at the Closing in the form attached hereto as Schedule 3.
     “Broker” shall have the meaning ascribed thereto in Section 11.1 hereof.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of Texas or Georgia are authorized by law or executive action to close.
     “Cap Limitation” shall mean an amount equal to two percent (2%) of the Purchase Price.
     “Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.
     “Closing Date” shall have the meaning ascribed thereto in Section 2.4 hereof.
     “Closing Documents” shall mean any certificate, instrument or other document delivered pursuant to this Agreement.
     “Commission Agreements” shall have the meaning ascribed thereto in Section 5.1(g) hereof, and such agreements are more particularly described on Exhibit “C” attached hereto and made a part hereof.
     “Cousins” shall mean Cousins Properties Incorporated, a Georgia corporation.
     “Cousins Services” shall mean Cousins Properties Services LP, a Texas limited partnership.
     “Dewey” shall mean Dewey Ballantine LLP.
     “Due Diligence Period” shall have the meaning ascribed thereto in Section 3.1(a) hereof.
     “Due Diligence Material” shall have the meaning ascribed thereto in Section 3.4 hereof.
     “Earnest Money” shall mean the Initial Earnest Money, together with all interest which accrues thereon as provided in Section 2.2(b) hereof and in the Escrow Agreement.
     “Effective Date” shall mean the date set forth on the first page of this Agreement.
     “Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree now or hereafter relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (codified in various sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (21 U.S.C.

§ 349, 42 U.S.C. § 201 et seq. and § 300 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2061 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 1100 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety & Health Act (29 U.S.C. § 655 et seq.), and any state and local environmental laws, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.
     “Escrow Agent” shall mean the Title Company, at its office at 401 Congress Avenue, Suite 1500, Austin, Texas 78701.
     “Escrow Agreement” shall mean that certain Escrow Agreement in the form attached hereto as Exhibit “D” entered into among Seller, Purchaser and Escrow Agent with respect to the Earnest Money.
     “Exchange” shall have the meaning ascribed thereto in Section 13.4 hereof.
     “Existing Environmental Reports” shall mean those certain reports, correspondence and related materials, if any, more particularly described on Exhibit “E” attached hereto and made a part hereof.
     “Existing Survey” shall mean that certain survey with respect to the Land and the Improvements prepared by Kimley-Horn & Associates, Inc. dated May 24, 2006.
     “Extension Option” shall have the meaning ascribed thereto in Section 2.4 hereof.
     “FIRPTA Affidavit” shall mean the form of FIRPTA Affidavit to be executed and delivered by Seller to Purchaser at Closing in the form attached hereto as Schedule 8.
     “Gap Notice” shall have the meaning ascribed thereto in Section 4.2(c) hereof.
     “General Assignment” shall mean an assignment by Seller of its interest in the Intangible Property (being Seller’s interest in the Intangible Property being conveyed as a part of the Property), to be executed by Seller at Closing, substantially in the form attached hereto as Schedule 5 and made a part hereof.
     “Ground Lease” shall mean the First Amended and Restated Ground Lease Agreement dated July 16, 2001 to be effective as of June 1, 2001 by and between Bloor Property Partnership, a Texas joint venture, and Seller.
     “Ground Lessor” shall mean Bloor Property Partnership, a Texas joint venture.
     “Ground Lessor Estoppel Certificate” shall have the meaning ascribed thereto in Section 7.1(e) hereof.
     “Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).
     “Improvements” shall mean, collectively, all buildings, structures and improvements now or on the Closing Date situated on the Land, including without limitation, all parking areas and facilities located on the Land and, to the extent owned by Seller, all built-in appliances, machinery, equipment and fixtures located on the Land.
     “Initial Earnest Money” shall mean the sum of Five Million and No/100 Dollars ($ 5,000,000 U.S.).
     “Intangible Property” shall mean all intangible property, if any, owned by Seller and related to the Land and Improvements, including without limitation, Seller’s rights and interests, if any, in and to the following (to the extent assignable): (a) all assignable plans and specifications and other architectural and engineering drawings for the Land and Improvements; (b) all assignable warranties or guaranties given or made in respect of the Improvements or Personal Property; (c) the name “Frost Bank Tower”, (d) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements; and (e) all of Seller’s right, title and interest in and to all assignable Service Contracts that Purchaser agrees to assume (or is deemed to have agreed to assume); but expressly excluding all rights with respect to any insurance proceeds or settlements for events occurring prior to Closing (subject to Section 8.1 below). Intangible Property shall also include any assignable environmental insurance policy pertaining to the Land and/or Improvements in the event Purchaser elects by written notice to Seller at least fifteen (15) days prior to Closing to take an assignment of such policy.
     “Land” shall mean those certain tracts or parcels of real property located in the City of Austin, Travis County, Texas, which are more particularly described on Exhibit “A-1" attached hereto and made a part hereof, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.
     “Lease” and “Leases” shall mean the leases, license agreements or occupancy agreements which are more particularly identified on Exhibit “F” attached hereto, and any amended or new leases entered into pursuant to Section 5.3(a) of this Agreement, which as of the Closing affect all or any portion of the Land or Improvements.
     “Leasehold Estate” shall mean all of Seller’s right, title and interest in the leasehold estate in the land described on Exhibit “A-2” attached hereto.
     “Lists” shall have the meaning ascribed thereto in Section 5.1(p) hereof.
     “LOC Documents” shall have the meaning ascribed thereto in Section 6.4(f) hereof.

     “Losses” shall have the meaning ascribed thereto as Section 12.1 hereof.
     “MACTEC” MACTEC Engineering and Consulting, Inc.
     “Major Tenant” or “Major Tenants” shall mean The Frost National Bank, Graves, Dougherty, Hearon & Moody, P.C., Winstead Sechrest & Minick P.C. and Jenkens & Gilchrist, A Professional Corporation.
     “Monetary Objection “ or “Monetary Objections” shall mean (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Property, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Property), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, (d) any judgment of record against Seller in the county or other applicable jurisdiction in which the Property is located, or (e) any exception to title to the Property created by the affirmative act of Seller after the Effective Date.
     “OFAC” shall have the meaning ascribed thereto in Section 5.1(p) hereof.
     “Objection Date” shall have the meaning ascribed thereto in Section 4.2(b) hereof.
     “Order” and “Orders” shall have the meanings ascribed thereto in Section 5.1(p) hereof.
     “Other Agreement” shall have the meaning ascribed thereto in Section 7.3(a) hereof.
     “Other Notices of Sale” shall have the meaning ascribed thereto in Section 6.1(j) hereof.
     “Parking and Access License Agreement” shall have the meaning ascribed thereto in Section 7.1(f) hereof.
     “Parking and Access License Agreement Estoppel Certificate” shall have the meaning ascribed thereto in Section 7.1(f) hereof.
     “Permitted Exceptions” shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable, and (b) the rights of tenants, as tenants only, under the Leases.
     “Personal Property” shall mean all furniture (including common area furnishings and interior landscaping items), carpeting, draperies, appliances, personal property (excluding any management office and development office computer hardware and software), machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Land and Improvements and situated thereon, as generally described on Exhibit “B” attached hereto and made a part hereof, and all non-confidential books, records and files (excluding any appraisals, budgets, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or Seller’s property manager which Seller deems proprietary) relating to the Land and Improvements. The Personal Property does not include the items described on Exhibit “B-1” attached hereto and made a part hereof and any property owned by tenants, contractors or licensees. The Personal Property shall be conveyed by Seller to Purchaser subject to depletions, replacements and additions in the ordinary course of Seller’s business.
     “Property” shall have the meaning ascribed thereto in Section 2.1 hereof.
     “Protected Tenant” shall have the meaning ascribed thereto in Section 6.4(h) hereof.
     “Purchaser’s Affiliate” shall have the meaning ascribed thereto in Section 7.3(a) hereof.
     “Purchase Price” shall be the amount specified in Section 2.3 hereof.
     “Purchaser Related Entities” shall have the meaning ascribed thereto in Section 12.1 hereof.
     “Purchaser Board Approval” shall have the meaning ascribed thereto in Section 7.1(i) hereof.
     “Purchaser Waived Breach” shall have the meaning ascribed thereto in Section 12.3 hereof.
     “Purchaser’s Certificate” shall mean the form of certificate to be executed and delivered by Purchaser to Seller at the Closing with respect to the truth and accuracy of Purchaser’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as Schedule 9.
     “Replacement Estoppel” shall have the meaning ascribed thereto in Section 7.1(d) hereof.
     “Required Estoppels” shall have the meaning ascribed thereto in Section 7.1(d) hereof.
     “Security Deposits” shall mean any security deposits, rent or damage deposits or similar amounts (other than rent paid for the month in which the Closing occurs) actually held by Seller with respect to any of the Leases.
     “Seller Board Approval” shall have the meaning ascribed thereto in Section 7.2(f) hereof.
     “Seller Estoppels” shall have the meaning ascribed thereto in Section 7.1(d) hereof.
     “Seller Related Entities” shall have the meaning ascribed thereto in Section 12.2 hereof.
     “Seller’s Affidavit” shall mean the form of owner’s affidavit to be given by Seller at Closing to the Title Company in the form reasonably required by the Title Company.

     “Seller’s Affiliate” shall have the meaning ascribed thereto in Section 7.3(a) hereof.
     “Seller’s Certificate” shall mean the form of certificate to be executed and delivered by Seller to Purchaser at the Closing with respect to the truth and accuracy of Seller’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as Schedule 7.
     “Service Contracts” shall mean all those certain contracts and agreements more particularly described on Exhibit “I” attached hereto and made a part hereof .
     “Special Warranty Deed” shall mean the form of deed attached hereto as Schedule 1.
     “Taking” shall have the meaning ascribed thereto in Section 8.2 hereof.
     “Taxes” shall have the meaning ascribed thereto in Section 6.4(a) hereof.
     “Tenant Estoppel Certificate” or “Tenant Estoppel Certificates” shall mean certificates to be sought from the tenants under the Leases substantially in the form attached hereto as Exhibit “J-1”; provided, however, if any Lease provides for the form or content of an estoppel certificate from the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form (or may contain such content) as called for therein.
     “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design, refurbishment and club membership allowances and costs. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being understood and agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear such loss from and after the Closing Date.
     “Tenant Notices of Sale” shall have the meaning ascribed thereto in Section 6.1(p) hereof.
     “Title Commitment” shall mean that certain title insurance commitment with respect to the Land and Improvements issued by the Title Company in favor of Purchaser and having an effective date of May 25, 2006.
     “Title Company” shall mean Heritage Title Company of Austin, Inc.
     “Title Policy” shall mean an owner’s title insurance policy issued by the Title Company on the standard form in use in the State of Texas insuring Purchaser’s indefeasible fee simple title to the Land described in Exhibit “A-1” attached hereto and a leasehold estate in the land described in Exhibit “A-2” attached hereto, in an amount equal to the Purchase Price and containing no exceptions except the Permitted Exceptions and the standard printed exceptions therein, except: (i) if requested by Purchaser, the exception relating to discrepancies, conflicts or shortages in area or boundary lines or any encroachment or overlapping of improvements which a survey might show shall be deleted except for “shortages in area” with the premium for such deletion to be paid for by Purchaser, and (ii) the blank in the taxes exception shall show the year of the Closing.
     “Trust” shall have the meaning ascribed thereto in Section 13.4 hereof.
ARTICLE 2.
PURCHASE AND SALE
     2.1. Agreement to Sell and Purchase. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, the following property (collectively, the “Property”):
(a)	the Land;

(b)	the Leasehold Estate

(c)	the Improvements;

(d)	all of Seller’s right, title and interest as “landlord” or “lessor” in and to the Leases, any guaranties of the Leases and the Security Deposits;

(e)	the Personal Property; and

(f)	the Intangible Property.
     2.2. Earnest Money.
     (a) Within one (1) Business Day after the Effective Date, Purchaser shall deliver the Initial Earnest Money to Escrow Agent by federal wire transfer, payable to Escrow Agent, which Initial Earnest Money shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement. The failure of Purchaser to timely deliver the Initial Earnest Money shall be a material default and shall entitle Seller, at Seller’s sole option and prior to the time the Initial Earnest Money is received by Escrow Agent, to terminate this Agreement immediately upon written notice thereof to Purchaser, in which case neither party shall have any further rights or obligations under this Agreement except those that expressly survive termination.
     (b) The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. All interest and other income from time to time earned on the Initial Earnest Money shall be earned for the account of Purchaser, and shall be a part of the Earnest Money; and the Earnest Money hereunder shall be comprised of the Initial Earnest Money and all such interest and other income.

     2.3. Purchase Price. Subject to adjustment and credits as otherwise specified in this Section 2.3 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be One Hundred Eighty-Eight Million and no/100 DOLLARS ($188,000,000.00 U.S.). The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:
     (a) The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and
     (b) At Closing, the balance of the Purchase Price, after applying the Earnest Money as partial payment of the Purchase Price, and subject to prorations and other adjustments specified in this Agreement, shall be paid by Purchaser in immediately available funds to the Title Company, for further delivery to an account designated by Seller.
     2.4. Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall be held at 11:00 a.m. Central Time on September 12, 2006 at the offices of the Title Company, 401 Congress Avenue, Suite 1500, Austin, Texas 78701 (the “Closing Date”); and the Closing shall be held simultaneously with the “Closing” under the Other Agreement. It is contemplated that the transaction shall be closed with the concurrent delivery of the documents of title and the payment of the Purchase Price. Notwithstanding the foregoing, if Seller has not received the Required Estoppels and the Ground Lessor Estoppel Certificate as of the date that is two (2) Business Days before the Closing Date, then Seller shall have one option (the “Extension Option”) to postpone the Closing Date to a date no later than September 19, 2006. To exercise the Extension Option, Seller must deliver written notice to Purchaser by 5:00 p.m. Central time on the date that is one (1) Business Day before the original Closing Date. The failure by Seller to timely deliver written notice of its exercise of the Extension Option shall be deemed a waiver by Seller of its right to exercise the Extension Option. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents to be delivered at the Closing shall be delivered to the Title Company unless the parties hereto mutually agree otherwise. Seller and Purchaser agree to use reasonable efforts to complete all requirements for the Closing at least one (1) Business Day prior to the Closing Date.

ARTICLE 3.
PURCHASER’S INSPECTION AND REVIEW RIGHTS
     3.1. Due Diligence Inspections.
     (a) Purchaser shall have until 5:00 p.m., Chicago time on August 22, 2006 (the “Due Diligence Period”) within which to inspect the Property, obtain any necessary internal approvals to the transaction, and satisfy itself as to all matters relating to the Property, including, but not limited to, environmental, engineering, structural, financial, title and survey matters. If Purchaser determines (in its sole discretion) that the Property is unsuitable for its purposes for any reason or no reason, then Purchaser may terminate this Agreement by written notice to Seller given at any time prior to the expiration of the Due Diligence Period. If Purchaser so terminates this Agreement, then the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination of this Agreement. Purchaser’s failure to so terminate this Agreement within the Due Diligence Period shall be deemed a waiver by Purchaser of the condition contained in this Section 3.1(a).
     (b) From and after the Effective Date until the Closing Date or earlier termination of the inspection rights of Purchaser under this Agreement, Seller shall permit Purchaser and its authorized representatives to enter upon the Property in order to inspect the Property, to perform due diligence and environmental investigations, to examine the records of Seller with respect to the Property, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may request. Purchaser acknowledges that certain secured areas within the premises leased by tenants may be visited or inspected by Purchaser only if the applicable tenant consents thereto. All such inspections shall be nondestructive in nature, and specifically shall not include any physically intrusive testing. All such inspections shall be performed in such a manner to minimize any interference with the business of the tenants under the Leases, and, in each case, in compliance with the rights and obligations of Seller as landlord under the Leases. Purchaser agrees that Purchaser shall make no contact with and shall not interview any tenants without the prior consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed, by Tim Hendricks on behalf of Seller. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Property shall be solely Purchaser’s expense. Seller reserves the right to have a representative present at the time of making any such inspection and at the time of any permitted interviews with tenants. Purchaser shall notify Seller not less than one (1) Business Day in advance of making any such inspection.
     (c) To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance. Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any act or omission of

Purchaser or its representatives, agents or contractors; provided, however, in no event shall Purchaser be liable for any damages, including without limitation any perceived loss of economic value in the Property, solely as a result of Purchaser’s discovery of any pre-existing conditions affecting the Property. Said indemnification agreement shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement. Purchaser shall maintain and shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $2,000,000, combined single limit, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 3.1.

     3.2. Purchaser’s Access to Seller’s Property Records. From the Effective Date until the Closing Date or earlier termination of this Agreement, Seller shall allow Purchaser and Purchaser’s representatives, on reasonable advance notice and during normal business hours, to have access to Seller’s existing non-confidential books, records and files relating to the Property, at Seller’s on-site management office at the Property or at Seller’s office at 401 Congress Avenue, Suite 1170, Austin, TX 78701, for the purpose of inspecting and (at Purchaser’s expense) copying the same, including, without limitation, all information and documentation related to any property tax appeals with respect to the Property, copies of any financial statements or other financial information of the tenants under the Leases (and the Lease guarantors, if any), written information relative to the tenants’ payment history and tenant correspondence, to the extent Seller has the same in its possession, available surveys, plans and specifications, copies of any permits, licenses or other similar documents, available records of any operating costs and expenses and similar materials relating to the operation, maintenance, repair, management and leasing of the Property, all to the extent any or all of the same are in the possession of Seller; subject, however, to the limitations of any confidentiality or nondisclosure agreement to which Seller may be bound, and provided that Seller shall not be required to deliver or make available to Purchaser any appraisals, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller deems confidential or proprietary. Purchaser acknowledges and agrees, however, that Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy or completeness or otherwise of any of such records, evaluations, data, investigations, reports or other materials, except as otherwise expressly set forth in this Agreement. If the Closing contemplated hereunder fails to take place for any reason other than a default by Seller, then upon request by Seller Purchaser shall promptly (and as a condition to the refund of the Earnest Money) return (or certify as having destroyed) all copies of materials copied from Seller’s books, records and files of Seller or furnished by Seller or Seller’s representatives relating to the Property. It is understood and agreed that Seller shall have no obligation to obtain, commission or prepare any such books, records, files, reports or studies not now in Seller’s possession.
     3.3. Condition of the Property.
     (a) Seller recommends that Purchaser employ one or more independent engineering and/or environmental professionals to perform engineering, environmental and physical assessments on Purchaser’s behalf in respect of the Property and the condition thereof and/or to review and evaluate any of the foregoing assessments in Seller’s possession. Purchaser and Seller mutually acknowledge and agree that the Property is being sold in an “AS IS” condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility to fully inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property. Effective as of the Closing and except as expressly set forth in this Agreement, Purchaser hereby waives and releases Seller and its partners and their respective officers, directors, shareholders, agents, affiliates, employees and successors and assigns from and against any and all claims, obligations and liabilities arising out of or in connection with the Property.
     (b) To the fullest extent permitted by law, Purchaser does hereby unconditionally waive and release Seller and its partners and their respective officers, directors, shareholders, agents, affiliates and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date hereof. The terms and provisions of this Section 3.3 shall survive the Closing hereunder until the expiration of any applicable statute of limitations.
     3.4. Confidentiality. While this Agreement is in effect, Purchaser shall adhere to the obligations of the “Recipient” as set forth in that certain Confidentiality Agreement dated as of May 26, 2006 relating to the Property.
ARTICLE 4.
TITLE AND PERMITTED EXCEPTIONS
     4.1. Permitted Exceptions. The Property shall be sold and is to be conveyed, and Purchaser agrees to purchase the Property, subject to the Permitted Exceptions.
     4.2. Title Commitment; Survey.
     (a) Seller has heretofore caused to be delivered to Purchaser: (i) the Title Commitment (ii) available copies of all title exception documents referred to in the Title Commitment; and (iii) the Existing Survey. At Closing, Purchaser shall cause the Title Commitment to be updated. Purchaser may, if it so elects and at its sole cost and expense, arrange for the preparation of a revised, updated or recertified version of the Existing Survey. Upon receipt of any revised or updated version of the Existing Survey, Purchaser shall promptly deliver a copy of same to Seller.
     (b) If the Title Commitment (or any update thereto) or Existing Survey (or any update or revision thereto) discloses exceptions or matters other than the Permitted Exceptions, then on or before August 15, 2006 “Objection Date”), Purchaser shall notify Seller of any such exceptions or matters to which it objects. Any such exceptions or matters not objected to by Purchaser as aforesaid shall become “Permitted Exceptions”. If Purchaser timely objects to any such exceptions or matters, then Seller shall, on or before August 18, 2006, deliver notice to Purchaser indicating whether Seller shall cause the removal of such exceptions or matters (which removal may be by way of waiver or endorsement by Title Insurer). Failure by Seller to deliver notice on or before such date shall be deemed to be an election by Seller not to cause the removal of such exceptions or matters. If Seller elects (or is deemed to have elected) not to cause the removal of any such exceptions or matters as aforesaid, Purchaser shall, prior to the expiration of the Due Diligence Period, have the option, as its sole and exclusive remedy, to either (a) waive the unsatisfied objections and close, or (b) terminate this Agreement by written notice to Seller given prior to the expiration of the Due Diligence Period. If Purchaser so terminates this Agreement, then the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination of this Agreement. If Purchaser does not so terminate this Agreement, then Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions and matters (in which event, all such exceptions and matters shall be deemed “Permitted Exceptions”).
     (c) Between the Objection Date and the Closing Date, Purchaser may notify Seller in writing (the “Gap Notice”) of objections to exceptions to title that were not disclosed by the Title Commitment (or an update thereto received by Purchaser prior to the Objection Date); provided, however, Purchaser must notify Seller of each such objection within five (5) Business Days after receiving written notice from Title Company of the existence of same. If Purchaser delivers a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to the objections contained within the Gap Notice as with respect to the objections made, if any, prior to the Objection Date; provided, however, that Seller shall have two (2) Business Days to respond to any Gap Notice and Purchaser shall have two (2) Business Days thereafter to elect either to waive any unsatisfied objection and close, or terminate, in accordance with the provisions of subsection 4.2(b) above, with the Closing Date being extended as necessary to accommodate such response periods.
     4.3. Delivery of Title.
     (a) Notwithstanding anything to the contrary contained herein, at the Closing, Seller shall obtain releases of any Monetary Objections. Other than as set forth above, Seller shall not be required to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller, at law or in equity, for Seller’s inability to convey title subject only to the Permitted Exceptions.
     (b) Notwithstanding the foregoing, in the event that Seller is unable to convey title subject only to the Permitted Exceptions, and Purchaser has not, prior to the Closing Date, given written notice to Seller that Purchaser is willing to waive objection to each title exception which is not a Permitted Exception, Seller shall have the right, in Seller’s sole and absolute discretion, to (i) take such action as Seller shall deem advisable to attempt to discharge each such title exception which is not a Permitted Exception or (ii) terminate this Agreement. In the event of a termination of this Agreement pursuant to this subsection 4.3(b), the Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this subsection 4.3(b) shall require Seller, despite any election by Seller to attempt to discharge any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor. Nothing in this subsection 4.3(b) shall limit or qualify Seller’s obligations under subsection 4.3(a) or give Seller the right to adjourn the Closing Date or to terminate this Agreement as a result of Seller’s failure or refusal to discharge Monetary Objections as to which Seller is required to obtain releases as provided in subsection 4.3(a).

     4.4. Purchaser’s Right to Accept Title. Notwithstanding the foregoing provisions of this Article 4, Purchaser may, by written notice given to Seller at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement, elect to accept such title as Seller can convey, notwithstanding the existence of any title exceptions which are not Permitted Exceptions. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but Purchaser shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions, except for title exceptions as to which Seller has an obligation to obtain releases as provided in Section 4.3(a).
     4.5. Cooperation. In connection with obtaining the Title Policy, Purchaser and Seller, as applicable, and to the extent requested by the Title Company, will deliver to the Title Company (a) evidence sufficient to establish (i) the legal existence of Purchaser and Seller and (ii) the authority of the respective signatories of Seller and Purchaser to bind Seller and Purchaser, as the case may be, and (b) a certificate of good standing of Seller.
ARTICLE 5.
REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS
     5.1. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:
     (a) Organization, Authorization and Consents. Seller is a duly organized and validly existing limited partnership under the laws of the State of Texas whose general partner is Cousins Texas GP Inc., a Georgia corporation. Seller has the right, power and authority to enter into this Agreement and to convey the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.
     (b) Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     (c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

     (d) Litigation. Except as disclosed on Exhibit “H” attached hereto, Seller has not received written notice of any pending suit, action or proceeding, which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property or any portion thereof.
     (e) Existing Leases. Other than the Leases listed on Exhibit “F” attached hereto, Seller has not entered into any contract or agreement with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Purchaser after the Closing. The copies of the Leases heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof, and the Leases have not been amended except as evidenced by amendments similarly delivered and listed on Exhibit “F” attached hereto and constitute the entire agreement between Seller and the tenants thereunder. Except as set forth in Exhibit “H” attached hereto, Seller has not received any written notice of Seller’s default or failure to comply with the terms and provisions of the Leases which remain uncured.
     (f) Right of First Offer. No tenant has any right or option (including any right of first refusal or right of first offer) to purchase all or any part of the Property or any interest therein.
     (g) Leasing Commissions. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof other than as disclosed in Exhibit “C” attached hereto (the “Commission Agreements”), and all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements as of the date hereof and at the Closing have been or shall be paid in full. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the payment of all leasing commissions payable for (a) any new leases entered into after the Effective Date that have been approved (or deemed approved) by Purchaser, and (b) the renewal, expansion or extension of any Leases existing as of the Effective Date and exercised or effected after the Effective Date.
     (h) Management Agreement. Except for the existing management agreement between Seller and Cousins Services which will be terminated by Seller at the Closing, there is no agreement currently in effect relating to the management of the Property by any third-party management company.
     (i) Taxes and Assessments. Except as may be set forth on Exhibit “L” attached hereto and made a part hereof, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.
     (j) Compliance with Laws. To Seller’s knowledge and except as set forth on Exhibit “H”, Seller has received no written notice alleging any violations of law (including any Environmental Law), municipal or county ordinances, or other legal requirements with respect to the Property where such violations remain outstanding.

     (k) Other Agreements. To Seller’s knowledge, except for the Leases, the Service Contracts, the Commission Agreements, and the Permitted Exceptions, there are no leases, management agreements, brokerage agreements, leasing agreements or other agreements or instruments in force or effect that grant to any person or any entity (other than Seller) any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser other than those which Purchaser is agreeing herein to assume or which are terminable upon thirty (30) days notice without payment of premium or penalty.
     (l) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.
     (m) Employees. Seller has no employees to whom by virtue of such employment Purchaser will have any obligation after the Closing.
     (n) Service Contracts. To Seller’s knowledge, (i) all Service Contracts which Seller has delivered or shall deliver to Purchaser pursuant this Agreement are and shall be complete copies of the same in Seller’s possession in all material respects, and (ii) the list of Service Contracts attached hereto as Exhibit “I” is true, correct and complete as of the Effective Date.
     (o) ERISA. The Property does not constitute the assets of any employee benefit plan within the meaning of 29 CFR 2501.3-101(a)(2).
     (p) OFAC. To the best of Seller’s knowledge, Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Seller hereby represents and warrants that Seller:
     (i) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); and
     (ii) is not a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
     Seller hereby covenants and agrees that if Seller obtains knowledge that Seller becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller. In such event the Earnest Money shall be returned to Purchaser.
     The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed remade by Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in Seller’s Certificate to be delivered pursuant to Section 6.1(h) hereof.
     PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO PURCHASER AT THE CLOSING, SELLER HAS NOT MADE, AND PURCHASER HAS NOT RELIED ON, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE PROPERTY, WHETHER MADE BY SELLER, ON SELLER’S BEHALF OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, THE FINANCIAL CONDITION OF THE TENANTS UNDER THE LEASES, TITLE TO OR THE BOUNDARIES OF THE PROPERTY, PEST CONTROL MATTERS, SOIL CONDITIONS, THE PRESENCE, EXISTENCE OR ABSENCE OF HAZARDOUS WASTES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT AND ANY RULES AND REGULATIONS PROMULGATED THEREUNDER OR IN CONNECTION THEREWITH, AND THE TEXAS ARCHITECTURAL BARRIERS ACT AND ANY RULES AND REGULATIONS PROMULGATED THEREUNDER OR IN CONNECTION THEREWITH, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, PAST OR FUTURE ECONOMIC PERFORMANCE OF THE TENANTS OR THE PROPERTY, AND ANY OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THE PROPERTY IS LOCATED, AND SPECIFICALLY THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND APPLICABLE STATE LAWS, AND REGULATIONS PROMULGATED THEREUNDER. PURCHASER FURTHER ACKNOWLEDGES (I) THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF PURCHASER’S OWN CONSULTANTS AND REPRESENTATIVES AND/OR MACTEC WITH RESPECT TO THE PHYSICAL,

ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY AND (II) THAT PURCHASER IS NOT RELYING UPON ANY STATEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT TO BE EXECUTED AND DELIVERED BY SELLER TO PURCHASER AT THE CLOSING, MADE (OR PURPORTED TO BE MADE) BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT ON SELLER’S BEHALF. PURCHASER WILL INSPECT THE PROPERTY AND BECOME FULLY FAMILIAR WITH THE PHYSICAL CONDITION THEREOF AND, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, SHALL PURCHASE THE PROPERTY IN ITS “AS IS” CONDITION, “WITH ALL FAULTS,” ON THE CLOSING DATE. THE PROVISIONS OF THE FOREGOING PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING UNTIL THE EXPIRATION OF ANY APPLICABLE STATUTE OF LIMITATIONS.
     5.2. Knowledge Defined. All references in this Agreement to “the knowledge of Seller” or “to Seller’s knowledge” shall refer only to the actual (and not constructive) knowledge of Sammie Baker, Tim Hendricks and Jack A. LaHue, each of whom has been actively involved in the management of Seller’s business in respect of the Property in the capacities of Senior Property Manager, Senior Vice President and Senior Vice President, respectively, of Cousins, without inquiry or any imputed or constructive knowledge. The term “knowledge of Seller” or “to Seller’s knowledge” shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, director, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on any of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individuals named above arising out of any representations or warranties made herein or otherwise.
     5.3. Covenants and Agreements of Seller.
     (a) Leasing Arrangements. During the pendency of this Agreement, Seller will not enter into any lease affecting the Property, or modify or amend in any material respect, or terminate, any of the existing Leases (other than an amendment, restatement, modification or renewal of any existing Lease pursuant to a right granted the tenant under such existing Lease) without Purchaser’s prior written consent in each instance, which consent may be granted or withheld in Purchaser’s sole discretion (unless such request for approval is received by Purchaser on or before the date that is three (3) Business Days prior to the expiration of the Due Diligence Period, in which case Purchaser shall not unreasonably withhold, delay or condition its consent) and which consent shall be deemed given unless withheld by written notice to Seller given within three (3) Business Days after Purchaser’s receipt of Seller’s written request therefor, each of which requests shall be accompanied by a copy of any proposed modification or amendment of an existing Lease or of any new Lease that Seller wishes to execute between the Effective Date and the Closing Date, including, without limitation, a description of any Tenant Inducement Costs and leasing commissions associated with any proposed renewal or expansion of an existing Lease or with any such new Lease. If Purchaser fails to notify Seller in writing of its approval or disapproval within said three (3) Business Day period, such failure by Purchaser shall be deemed to be the approval of Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, leasing commissions or other expenses, including reasonable attorneys’ fees, actually incurred by Seller pursuant to a renewal or expansion of any existing Lease or new Lease approved (or deemed approved) by Purchaser hereunder. Notwithstanding anything contained herein to the contrary, Purchaser acknowledges and agrees that at or prior to Closing, Seller may enter into those certain terminations and/or amendments to the Leases and the new leases which are described on Exhibit “M” attached hereto, provided that each such termination, amendment and/or new lease shall be consistent with the terms set forth on Exhibit “M” attached hereto.
     (b) New Contracts. During the pendency of this Agreement, Seller will not enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting the Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance, which consent may be granted or withheld in Purchaser’s sole discretion (unless such request for approval is received by Purchaser on or before the date that is three (3) Business Days prior to the expiration of the Due Diligence Period, in which case Purchaser shall not unreasonably withhold, delay or condition its consent), except contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on 30 days (or less) notice.
     (c) Operation of Property. During the pendency of this Agreement, Seller shall continue to operate the Property in a good and businesslike fashion consistent with Seller’s past practices.
     (d) Insurance. During the pendency of this Agreement, Seller shall, at its expense, continue to maintain the fire insurance policy covering the Improvements which is currently in force and effect.
     (e) Tenant Estoppel Certificates. Seller shall endeavor in good faith (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing a written Tenant Estoppel Certificate in the form attached hereto as Exhibit “J-1” signed by each tenant under each of the Leases (or if the applicable lease provides for a particular form of estoppel certificate to be given by the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein); provided that delivery of such signed Tenant Estoppel Certificates shall be a condition of Closing only to the extent set forth in Section 7.1(d) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Tenant Estoppel Certificates (Seller having used its good faith efforts as set forth above) be a default of Seller hereunder.
     (f) Ground Lessor Estoppel Certificate. Seller shall endeavor in good faith (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing a written Ground Lessor Estoppel Certificate in the form attached hereto as Exhibit “K” signed by Ground Lessor; provided that delivery of such signed Ground Lessor Estoppel Certificate shall be a condition of Closing only to the extent set forth in Section 7.1(e) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Ground Lessor

Estoppel Certificate (Seller having used its good faith efforts as set forth above) be a default of Seller hereunder.
     (g) License for Operation of Fitness Center. During the pendency of this Agreement, Seller shall, at its expense, continue to maintain the non-transferable license necessary for operation of the fitness center located within the Improvements. Purchaser acknowledges that it will have to obtain its own license for operation of the fitness center, and as part of such licensing process will post any necessary bond, as Seller’s bond is non-transferable and will be cancelled as of the Closing Date.
     5.4. Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller:
     (a) Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited partnership under the laws of the State of Delaware. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof, subject to obtaining Purchaser Board Approval as set forth in Section 7.1 (h) hereof.
     (b) Action of Purchaser, Etc. Subject to obtaining Purchaser Board Approval, Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.
     (c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.
     (d) Litigation. To Purchaser’s knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.
     (e) ERISA. Purchaser’s rights under this Agreement and the assets it shall use to acquire the Property do not and, upon its acquisition by Purchaser, the Property itself, shall not, constitute plan assets within the meaning of 29 C.F.R. §2510.3-101, and Purchaser is not a “governmental plan” within the meaning of section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the purchase of the Property by Purchaser is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

     (f) OFAC. Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any Orders. Purchaser hereby represents and warrants that Purchaser:
     (i) is not listed on the Lists; and
     (ii) is not a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
     Purchaser hereby covenants and agrees that if Purchaser obtains actual knowledge that Purchaser becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser. In such event the Earnest Money shall be returned to Purchaser.
     The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date subject to Purchaser’s right to update such representations and warranties by written notice to Seller and in Purchaser’s Certificate to be delivered pursuant to Section 6.2(c) hereof.

ARTICLE 6.
CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS
     6.1. Seller’s Closing Deliveries. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser (either through escrow or as otherwise provided below) at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:
     (a) Special Warranty Deed. A special warranty deed with respect to the Land and Improvements, in the form attached hereto as Schedule 1 (the “Special Warranty Deed”), subject only to the Permitted Exceptions, and executed and acknowledged by Seller. The legal descriptions of the Land set forth in said Special Warranty Deed shall conform to the legal descriptions attached hereto as Exhibit “A-1”;
     (b) Assignment and Assumption of Ground Lease. With respect to the Property described on Exhibit “A-2”, an assignment and assumption of the Ground Lease, in the form attached hereto as Schedule 6 (the “Assignment and Assumption of Ground Lease”), assigning all of Seller’s leasehold interest in and to the real property described in the attached Exhibit “A-2”, subject only to the Permitted Exceptions, and executed and acknowledged by Seller.
     (c) Bill of Sale. The Bill of Sale for the Personal Property without warranty as to the title or condition of the Personal Property;
     (d) Assignment and Assumption of Leases and Security Deposits. Two (2) counterparts of the Assignment and Assumption of Leases, executed by Seller;
     (e) Assignment and Assumption of Service Contracts. Two (2) counterparts of the Assignment and Assumption of Service Contracts, executed by Seller. At Purchaser’s request, Seller will cause its affiliate Cousins Services assign the Management Agreement with BWO Acquisition Ltd. for the operation of the fitness center at the Property to Purchaser’s taxable REIT subsidiary;
     (f) General Assignment. The General Assignment, executed and acknowledged by Seller;
     (g) Seller’s Affidavit. The Seller’s Affidavit, executed by an authorized officer of a general partner of Seller;
     (h) Seller’s Certificate. The Seller’s Certificate, executed by Seller;
     (i) FIRPTA Affidavit. The FIRPTA Affidavit, executed by Seller;
     (j) Evidence of Authority. Such documentation as may reasonably be required by Purchaser’s title insurer to establish that this Agreement, the transactions contemplated herein,

and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered on behalf of Seller.
     (k) Settlement Statement. A settlement statement reasonably approved by Purchaser and Seller setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;
     (l) Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are in the possession of Seller to the extent not theretofore delivered to Purchaser (all of which may be delivered to Purchaser outside of escrow);
     (m) Certificates of Occupancy. To the extent the same are in Seller’s possession, original or photocopies of certificates of occupancy for all space within the Improvements located on the Property (which may be delivered to Purchaser outside of escrow);
     (n) Leases. To the extent the same are in Seller’s possession, original executed counterparts of the Leases (which may be delivered to Purchaser outside of escrow);
     (o) Estoppel Certificates. All originally executed Tenant Estoppel Certificates as may be in Seller’s possession, together with such Seller Estoppels as Seller may elect to execute and deliver as provided in Section 7.1(d) hereof and the originally executed Ground Lessor Estoppel Certificate;
     (p) Notices of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Tenant Notices of Sale”), which Seller shall send to the tenants under the Leases informing the tenants of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s interest in the Leases and the Security Deposits and directing that all rent and other sums payable for periods after the Closing under such Lease shall be paid as set forth in said notices;
     (q) Notices of Sale to Service Contractors and Leasing Agents. Seller will join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser (the “Other Notices of Sale”), which Seller shall send to each service provider and leasing agent under the Service Contracts and Commission Agreements (as the case may be) assumed by Purchaser at Closing informing such service provider or leasing agent (as the case may be) of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s obligations under the Service Contracts and Commission Agreements arising after the Closing Date and directing that all future statements or invoices for services under such Service Contracts and/or Commission Agreements for periods after the Closing be directed to Seller or Purchaser as set forth in said notices;
     (r) Keys and Records. All of the keys to any door or lock on the Property and the original tenant files and other non-confidential books and records (excluding any appraisals, budgets, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller deems proprietary) relating to the Property in Seller’s possession (all of which may be delivered to Purchaser outside of escrow);
     (s) Termination of Existing Leasing Agreement and Management Agreement. Evidence of the termination by Seller of the Leasing Agreement and Seller’s existing management agreement with Cousins Services;
     (t) New Management Agreement. A new management agreement with Cousins Services in the form attached hereto as Schedule 11;
     (u) The LOC Documents (as hereinafter defined); and
     (v) Other Documents. Such other documents as shall be reasonably requested by the Title Company to effectuate the purposes and intent of this Agreement.
     6.2. Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:
     (a) Special Warranty Deed. One counterpart of the Special Warranty Deed, executed by Purchaser.
     (b) Assignment and Assumption of Ground Lease. Two (2) counterparts of the Assignment and Assumption of Ground Lease.
     (c) Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases, executed by Purchaser;
     (d) Assignment and Assumption of Service Contracts. Two (2) counterparts of the Assignment and Assumption of Service Contracts, executed by Purchaser (or Purchaser’s taxable REIT subsidiary with respect to the assignment and assumption of the Management Agreement with BWO Acquisition Ltd. for the operation of the fitness center at the Property if Purchaser elects to have such Management Agreement assigned to Purchaser’s taxable REIT subsidiary pursuant to Section 6.1(e) hereof);
     (e) Purchaser’s Certificate. The Purchaser’s Certificate, executed by Purchaser;
     (f) Notice of Sale to Tenants. The Tenant Notices of Sale, executed by Purchaser, as contemplated in Section 5.1(p) hereof;
     (g) Notices of Sale to Service Contractors and Leasing Agents. The Other Notices of Sale to service providers and leasing agents, as contemplated in Section 5.1(q) hereof;
     (h) New Management Agreement. Two (2) counterparts of the new management agreement with Cousins Services in the form attached hereto as Schedule 11;

     (i) Settlement Statement A settlement statement reasonably approved by Purchaser and Seller setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;
     (j) Other Documents. Such other documents as shall be reasonably requested by Seller’s counsel to effectuate the purposes and intent of this Agreement.
     6.3. Closing Costs. Seller shall pay the attorneys’ fees of Seller, one-half of any escrow closing fees charged by the Title Company, any transfer fees payable upon the transfer of any letter of credit, the cost of the Existing Survey, the premium for the Title Policy (other than the premium for extended coverage and any endorsements requested by Purchaser), recording fees to record documents to remove Monetary Objections, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the cost of any update or re-certifications of the Existing Survey, the attorneys’ fees of Purchaser, one-half of any escrow closing fees charged by the Title Company, the premium for extended coverage and any endorsements to the Title Policy requested by Purchaser and search and examination fees charged by the Title Company (but only if not included in the premium for the Title Policy), recording fees (except those to record documents to remove Monetary Objections) and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property and in closing and consummating the purchase and sale of the Property pursuant hereto.
     6.4. Prorations and Credits. The following items in this Section 6.4 shall be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing, based upon the actual number of days in the applicable month or year:
     (a) Taxes. All general real estate taxes imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Taxes shall be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill.
     (b) Reproration of Taxes. Within forty-five (45) days of receipt of final bills for Taxes, the party receiving said final bills shall furnish copies of the same to the other party and shall prepare and present to the other party a calculation of the reproration of such Taxes, based upon the actual amount of such Taxes for the year in which the Closing occurs. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment of such calculation and appropriate back-up information. The provisions of this Section 6.4(b) shall survive the Closing for a period of one (1) year after the Closing Date.
     (c) Rents, Income and Other Expenses. Rents and any other amounts payable by tenants shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Purchaser shall receive at Closing a credit for Purchaser’s pro rata share of the rents, additional rent, common area maintenance charges, tenant reimbursements and escalations, and all other payments payable for the month of Closing and for all other rents and other amounts that apply to periods from and after the Closing, but which are received by Seller prior to Closing. Purchaser agrees to pay to Seller, promptly, any rents or other payments by tenants under their respective Leases that apply to periods prior to Closing but are received by Purchaser after Closing; provided, however, that any delinquent rents or other payments by tenants shall be applied first to any current amounts owing by such tenants, then to delinquent rents in the order in which such rents are most recently past due, with the balance, if any, paid over to Seller to the extent of delinquencies existing at the time of Closing to which Seller is entitled; it being understood and agreed that Purchaser shall not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Leases or any portion thereof, which are delinquent or past due as of the Closing Date; but Purchaser agrees that Purchaser shall send monthly notices for a period of three (3) consecutive months in an effort to collect any rents and charges not collected as of the Closing Date. Any reimbursements payable by any tenant under the terms of any tenant lease affecting the Property as of the Closing Date, which reimbursements pertain to such tenant’s pro rata share of increased operating expenses or common area maintenance costs incurred with respect to the Property at any time prior to the Closing, shall be prorated upon Purchaser’s actual receipt of any such reimbursements, on the basis of the number of days of Seller and Purchaser’s respective ownership of the Property during the period in respect of which such reimbursements are payable; and Purchaser agrees to pay to Seller Seller’s pro rata portion of such reimbursements within forty-five (45) days after Purchaser’s receipt thereof. Conversely, if any tenant under any such Lease shall become entitled at any time after Closing to a refund of tenant reimbursements actually paid by such tenant prior to Closing, then, Seller shall, within forty-five (45) days following Purchaser’s demand therefor, pay to Purchaser an amount equal to Seller’s pro rata share of such reimbursement refund obligations, said proration to be calculated on the same basis as hereinabove set forth. Seller hereby retains its right to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller’s ownership of the Property; provided, however, that Seller (i) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing, except that Seller shall be entitled to continue to pursue any legal proceedings commenced prior to Closing; and (ii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the applicable Lease. The provisions of this Section 6.4(c) shall survive the Closing for a period of one (1) year after the Closing Date; provided, however, that the provisions of this Section 6.4(c) relating to Seller’s retention of rights to pursue any tenant under the Leases shall survive indefinitely.
     (d) Percentage Rents. Percentage rents, if any, collected by Purchaser from any tenant under such tenant’s Lease for the percentage rent accounting period in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date, as, if, and when received by Purchaser, such that Seller’s pro rata share shall be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable Lease multiplied by a fraction, the numerator of which shall be the number of days in such accounting period prior to Closing and the denominator of which shall be the total number of days in such accounting period; provided, however, that such proration shall be made only at such time as such tenant is current or, after application of a portion of such payment, will be current in the payment of all rental and other charges under such tenant’s Lease that accrue and become due and payable from and after the Closing. The provisions of this Section 6.4(d) shall survive the Closing for a period of one (1) year after the Closing Date.

     (e) Tenant Inducement Costs. Set forth on Exhibit “N” attached hereto and made a part hereof is a list of tenants at the Property with respect to which Tenant Inducement Costs and/or leasing commissions have not been paid in full as of the Effective Date. The responsibility for the payment of such Tenant Inducement Costs and leasing commissions shall be allocated as between Seller and Purchaser as set forth on Exhibit “N”. All of such Tenant Inducement Costs and leasing commissions set forth on Exhibit “N” become due and payable after the scheduled date for Closing under this Agreement. Accordingly, except as otherwise set forth in this Section 6.4(e), if said amounts which are the responsibility of Seller as set forth on Exhibit “N” have not been paid in full on or before the Closing Date, Purchaser shall assume such payment obligation at Closing, and Purchaser shall receive a credit against the Purchase Price in the aggregate amount of the said unpaid Tenant Inducement Costs and leasing commissions. Except as may be specifically provided to the contrary elsewhere in this Agreement, Purchaser shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) as a result of any renewals or extensions or expansions of existing Leases approved or deemed approved by Purchaser in accordance with Section 5.3(a) hereof between the Effective Date and the Closing Date and under any new Leases, approved or deemed approved by Purchaser in accordance with said Section 5.3(a) and, Purchaser will credit Seller at Closing with an amount equal to any such Tenant Inducement Costs and leasing commissions that are Purchaser’s responsibility that have been paid by Seller prior to Closing. The provisions of this Section 6.4(e) shall survive the Closing.
     (f) Security Deposits. Purchaser shall receive at Closing a credit for all Security Deposits transferred and assigned to Purchaser at Closing in connection with the Leases. No Security Deposits shall be applied to any tenant default from and after the Effective Date through the Closing Date. In addition, Seller shall deliver to Purchaser at Closing any and all original letters of credit and other instruments held by Seller as security deposits under the Leases together with properly executed assignment documents required by transfer such letters of credit and other instruments to Purchaser (collectively, the “LOC Documents”). In the event any letter of credit or other instrument held by Seller as security deposits under the Leases is not assignable (such as a letter of credit that is not transferable), Seller shall use commercially reasonable efforts to provide Purchaser, at no material cost to Seller, with the economic benefits of such property by enforcing such property (solely at Purchaser’s discretion) for the benefit and at the expense of Purchaser; provided Purchaser shall take all reasonable steps required (including making a demand on the tenant) to effectively transfer or reissue to Purchaser such security deposit promptly after Closing; and provided further that Purchaser shall indemnify, defend and hold harmless Seller against all claims, liabilities or expenses (including reasonable attorney’s fees) arising from a claim that Purchaser improperly exercised its rights under the letters of credit at any time after Closing. The obligations of Seller under this Section 7.1(g) shall survive the Closing until the expiration of the term of the applicable letter of credit, and the obligations of Purchaser under this Section 7.1(g) shall survive the Closing until the expiration of the applicable statute of limitations. Seller shall receive a credit at Closing in the amount of all refundable cash or other deposits posted with utility companies serving the Property which are duly assigned to Purchaser at Closing.

     (g) Operating Expenses. Personal property taxes, rent under the Ground Lease, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable as of the Closing Date shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such taxes, charges and expenses which may have accrued or been incurred prior to the Closing Date, but not collected or paid at that date. In addition, within one hundred eighty (180) days after the close of the fiscal year(s) used in calculating the pass-through to tenants of operating expenses and/or common area maintenance costs under the Leases (where such fiscal year(s) include(s) the Closing Date), Seller and Purchaser shall, upon the request of either, re-prorate on a fair and equitable basis in order to adjust for the effect of any credits or payments due to or from tenants for periods prior to the Closing Date. All prorations shall be made based on the number of calendar days in such year or month, as the case may be. If possible, utility prorations will be handled by final meter readings on the Closing Date. If final readings are not possible, or if any such charges are not separately metered, such charges will be prorated on a fair and equitable basis utilizing the billing information for the most recent period(s) for which costs are available. Additionally, in the event Purchaser elects by written notice to Seller at least fifteen (15) days prior to Closing to take an assignment of any assignable environmental insurance policy pertaining to the Land and/or Improvements, the ten (10) year prepaid premium shall be prorated as of the Closing Date and adjusted against the Purchase Price, such proration to be made based on the number of days elapsed since the commencement of the policy. The provisions of this Section 6.4(g) shall survive the Closing for a period of one (1) year after the Closing Date.
ARTICLE 7.
CONDITIONS TO CLOSING
     7.1. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date (as to the conditions set forth in subsections (a) through (g)) or the expiration of the Due Diligence Period (as to the condition set forth in subsection (h)):
     (a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to Section 6.1 hereof;
     (b) Seller shall have performed or complied with, in all material respects, each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing;
     (c) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing; provided, that solely for purposes of this subparagraph (meaning solely to determine if the condition precedent to Purchaser’s obligations under this Agreement set forth in this subparagraph 7.1(c) have been satisfied and not with respect to whether Seller has breached any representation and warranty) such representations and warranties shall be deemed to be given without being limited to Seller’s knowledge and without modification (by update, or otherwise, as provided in Seller’s Certificate);
     (d) Tenant Estoppel Certificates from each of the Major Tenants plus such additional tenants which, together with the Major Tenants, lease 75% in the aggregate, of the leased floor area of the Improvements (the “Required Estoppels”) shall have been delivered to Purchaser, with each such Tenant Estoppel Certificate (i) to be substantially in the form attached hereto as Exhibit “J-1” (or if the applicable Lease provides for a particular form of estoppel certificate to be given by the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein), (ii) to be dated within forty-five (45) days prior to the Closing Date, (iii) to confirm the material terms of the applicable Lease, as contained in the copies of the Leases obtained by or delivered to Purchaser, and (iv) to confirm the absence of any defaults under the applicable Lease as of the date thereof. Seller shall deliver to Purchaser a form of estoppel certificate for each of the Tenants, which shall be prepared by Seller on the form attached hereto as Exhibit “J-1”, with all blanks filled in by Seller in a manner consistent with the Leases. Within two (2) Business Days after its receipt of the proposed forms of tenant estoppel as prepared by Seller, Purchaser shall advise Seller of Purchaser’s comments, if any, with respect thereto, Seller shall incorporate Purchaser’s comments, to the extent such comments are consistent with the standards for preparing the estoppel in the preceding sentence, and thereafter Seller shall furnish the estoppel forms, including such revisions, to the tenants. Notwithstanding any provision herein to the contrary, in no event shall Seller be required to deliver an estoppel certificate from any licensee under any license agreement. The delivery of said Required Estoppels shall be a condition of Closing; provided, however, in the event Seller is unable to deliver all the Required Estoppels at the Closing, Seller shall have the right (in its sole and absolute discretion, with no obligation) to deliver certificates executed by Seller in the form attached hereto as Exhibit “J-2” (the “Seller Estoppels”), which shall be dated as of the Closing Date and shall count towards the Required Estoppels; provided further that Seller shall not be entitled to deliver Seller Estoppels for the Major Tenants or for tenants occupying more than 10% of the leased floor area of the Improvements; and provided further that if at any time, on or after Closing, Purchaser receives a Tenant Estoppel Certificate (meeting requirements (i) through (iv) as set forth above) with respect to a Lease for which Seller previously delivered a Seller Estoppel (a “Replacement Estoppel”), the Replacement Estoppel shall supersede and replace the Seller Estoppel and Seller shall have no further liability under the applicable Seller Estoppel. Purchaser’s closing condition as set forth in this subsection 7.1(d) shall be deemed satisfied and irrevocably waived by Purchaser with respect to a Required Estoppel from a particular tenant if a Tenant Estoppel Certificate from such tenant has been delivered to Purchaser and Purchaser does not object in a written notice to Seller specifying Purchaser’s objections to the form of such Tenant Estoppel Certificate within five (5) Business Days after receipt thereof by Purchaser. The failure or inability of Seller to obtain and deliver said Required Estoppels, Seller having used its good faith efforts to obtain the same, shall not constitute a default by Seller under this Agreement;
     (e) a Ground Lessor Estoppel Certificate from the Ground Lessor shall have been delivered to Purchaser, with such Ground Lessor Estoppel Certificate (i) to be substantially in the form attached hereto as Exhibit “K” , (ii) to be dated within forty-five (45) days prior to the Closing Date, (iii) to confirm the material terms of the Ground Lease, and (iv) to confirm the absence of any defaults under the Ground Lease as of the date thereof (the “Ground Lessor Estoppel Certificate”). The delivery of said Ground Lessor Estoppel Certificate shall be a condition of Closing. Purchaser’s closing condition as set forth in this subsection 7.1(e) shall be deemed satisfied and irrevocably waived by Purchaser with respect to the Ground Lessor Estoppel Certificate when delivered to Purchaser and Purchaser does not object in a written notice to Seller specifying Purchaser’s objections to the form of such Ground Lessor Estoppel Certificate within five (5) Business Days after receipt thereof by Purchaser. The failure or inability of Seller to obtain and deliver said Ground Lessor Estoppel Certificate, Seller having used its good faith efforts to obtain the same, shall not constitute a default by Seller under this Agreement;
     (f) an estoppel certificate from Mexic-Arte Museum with respect to that certain Parking and Access License Agreement by and between Block 42 Congress Partners, Ltd. and Mexic-Arte Museum dated as of January 11, 2001 (the “Parking and Access License Agreement”) shall have been delivered to Purchaser, with such estoppel certificate (i) to be dated within forty-five (45) days prior to the Closing Date, (ii) to contain the information required under Section 8 of the Parking and Access License Agreement, and (iii) to confirm that the Parking and Access License Agreement has not been amended or assigned (the “Parking and Access License Agreement Estoppel Certificate”). The delivery of said Parking and Access License Estoppel Certificate shall be a condition of Closing. Purchaser’s closing condition as set forth in this subsection 7.1(f) shall be deemed satisfied and irrevocably waived by Purchaser with respect to the Parking and Access License Agreement Estoppel Certificate when delivered to Purchaser and Purchaser does not object in a written notice to Seller specifying Purchaser’s objections to the form of such Parking and Access License Agreement Estoppel Certificate within five (5) Business Days after receipt thereof by Purchaser. The failure or inability of Seller to obtain and deliver said Parking and Access License Agreement Estoppel Certificate, Seller having used its good faith efforts to obtain the same, shall not constitute a default by Seller under this Agreement;
     (g) Title to the Property shall be delivered to Purchaser in the manner required under Section 4.1 hereof and the Title Company is prepared, upon payment of the policy premium (including the premiums for endorsements), to issue to Purchaser upon the Closing the Title Policy;
     (h) The Closing under this Agreement shall be conditioned as set forth in Sections 7.3(c) and 7.3(e) hereof; and
     (i) As a condition precedent to Purchaser’s obligation to close hereunder, not later than the expiration of the Due Diligence Period, the Board of Trustees, Executive Committee of the Board of Trustees, or another committee, of Equity Office Properties Trust (an affiliate of Purchaser) shall have approved the transactions contemplated herein (“Purchaser Board Approval”). In the event Purchaser notifies Seller in writing by the expiration of the Due Diligence Period that Purchaser Board Approval has not been obtained, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except (i) those that expressly survive a termination of this Agreement as provided herein, and (ii) Seller shall return and/or cause to be returned to Purchaser the Earnest Money, in which event neither Seller nor Purchaser shall have any further obligation to the other, and this Agreement shall terminate and be of no further force or effect except as to those provisions that expressly survive termination.
In the event any of the conditions in this Section 7.1 have not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date (as same may be extended or postponed as provided in this Agreement), Purchaser shall have the right to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.
     7.2. Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Seller in its sole discretion by written notice to Purchaser at or prior to the Closing Date (as to the conditions set forth in subsections (a) through (e)) or the expiration of the Due Diligence Period (as to the condition set forth in subsection (f)):
     (a) Purchaser shall have paid into escrow with the Title Company the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, and all other amounts then payable by Purchaser to Seller hereunder, which Purchase Price and other amounts shall be payable in the amount and in the manner provided for in this Agreement;
     (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to Section 6.2 hereof;
     (c) Purchaser shall have performed or complied with, in all material respects, each obligation and covenant required by the Agreement to be performed or complied with by Purchaser on or before the Closing; and
     (d) All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing.
     (e) The Closing under this Agreement shall be conditioned as set forth in Sections 7.3(c) and 7.3(d) hereof.
     (f) As a condition precedent to Seller’s obligation to close hereunder, the Executive Committee of the Board of Directors of Seller shall have approved the transactions contemplated herein (“Seller Board Approval”). In the event Seller notifies Purchaser in writing prior to the expiration of the Due Diligence Period that Seller Board Approval has not been obtained, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except (i) those that expressly survive a termination of this Agreement as provided herein, and (ii) Seller shall return and/or cause to be returned to Purchaser the Earnest Money, in which event neither Seller nor Purchaser shall have any further obligation to the other, and this Agreement shall terminate and be of no further force or effect except as to those provisions that expressly survive termination.
     7.3. Other Agreement; Additional Conditions Precedent to Purchaser’s and Seller’s Obligations.
          (a) Other Agreement. Simultaneously with the execution and delivery of this Agreement, GA-191 Peachtree, L.L.C., a Delaware limited liability company (with its successors and assigns as seller under the Other Agreement, as defined below, the “Purchaser’s Affiliate”), as seller, and CPI 191 LLC, a Georgia limited liability company (with its successors and assigns as purchaser under the Other Agreement, as defined below, the “Seller’s Affiliate”), as purchaser, have entered into that certain Purchase and Sale Agreement (the “Other Agreement”) of even date herewith with respect to the purchase and sale of Purchaser’s Affiliate’s partnership interest in the general partnership that currently owns the property known as 191 Peachtree Street in Atlanta, Georgia.
          (b) Extensions of Time. Whenever either the Seller’s Affiliate or the Purchaser’s Affiliate extends any date for effecting the “Closing” under the Other Agreement pursuant to a right granted either party under the Other Agreement, then the date for effecting the Closing under this Agreement shall be likewise extended without the necessity of any action being taken on the part of Seller or Purchaser. Seller and Purchaser hereby acknowledge and agree that each desires to effect the Closing hereunder simultaneously with the “Closing” under the Other Agreement.
          (c) Condition Precedent to Seller’s and Purchaser’s Obligations. The obligation of each of Seller and Purchaser to effect the Closing is conditioned upon the closing of the purchase and sale contemplated by the Other Agreement simultaneously with the Closing hereunder. Upon the failure to effect the “Closing” under the Other Agreement as and when required thereby and/or the termination of the Other Agreement, in either case for any reason other than a default of a party as described in Section 7.3(d) or 7.3(e), then either Seller or Purchaser may terminate this Agreement by notice to the other, whereupon the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination.
          (d) Condition Precedent to Seller’s Obligations. The obligation of Seller to effect the Closing hereunder is conditioned upon there being no default by Purchaser’s Affiliate under the Other Agreement. Upon the failure to effect the “Closing” under the Other Agreement and/or the termination of the Other Agreement, in either case as a result of a default thereunder by Purchaser’s Affiliate, then without limiting Seller’s Affiliate’s remedies under the Other Agreement, Seller, at its option, may (i) terminate this Agreement at any time thereafter on or before the Closing Date, whereupon the Earnest Money shall be delivered to Seller and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination, or (ii) proceed to Close the transaction contemplated under this

Agreement.
          (e) Condition Precedent to Purchaser’s Obligations. The obligation of Purchaser to effect the Closing hereunder is conditioned upon there being no default by Seller’s Affiliate under the Other Agreement. Upon the failure to effect the “Closing” under the Other Agreement and/or the termination of the Other Agreement, in either case as a result of a default thereunder by Seller’s Affiliate, then without limiting Purchaser’s Affiliate’s remedies under the Other Agreement, Purchaser at its option, may (i) terminate this Agreement at any time thereafter, whereupon the Earnest Money shall be delivered to Purchaser and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination, or (ii) proceed to Close the transaction contemplated under this Agreement.
ARTICLE 8.
CASUALTY AND CONDEMNATION
     8.1. Casualty. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any immaterial damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Purchaser will receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive and will cooperate with Purchaser following the Closing in Purchaser’s efforts to collect) any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction: (i) which can be repaired or restored at a cost of $2,000,000.00 or less; (ii) which can be restored and repaired within one hundred eighty (180) days from the date of such damage or destruction; (iii) which are not so extensive as to allow tenants leasing more than five percent (5%) in the aggregate of the leased floor area of the Improvements to terminate their Leases on account of such damage or destruction; and (iv) in which Seller’s rights under its rent loss insurance policy covering the Property are assignable to Purchaser and will continue pending restoration and repair of the damage or destruction.
     In the event of any material damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within the earlier of fifteen (15) days after Purchaser is notified by Seller of such damage or destruction (which Seller shall provide, in writing, promptly after Seller becomes aware of such damage or destruction), or the Closing Date, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) proceed to close under this Agreement, receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. If Purchaser elects clause (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller’s insurers. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that are not immaterial, as defined herein.
     8.2. Condemnation. If, prior to the Closing, all or any part of the Property is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received written notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain (collectively, a “Taking”), Seller shall give Purchaser prompt written notice of such Taking. In the event of any immaterial Taking with respect to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement. For purposes of this Agreement, the term “immaterial Taking” shall mean such instances of Taking of a Property: (i) which do not result in a taking of any portion of the building structure of the building occupied by tenants on the Property; (ii) which do not result in a decrease in the number of parking spaces at the Property (taking into account the number of additional parking spaces that can be provided within 180 days of such Taking); and (iii) which are not so extensive as to allow a tenant to terminate its Lease or abate or reduce rent payable thereunder unless business loss or rent insurance (subject to applicable deductibles) or condemnation award proceeds shall be available in the full amount of such abatement or reduction, and Purchaser shall receive a credit at Closing for such deductible amount on account of such Taking.
     In the event of any material Taking of the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within fifteen (15) days after receipt of such notice from Seller, elect to terminate this Agreement, or Purchaser may choose to proceed to close. If Purchaser chooses to terminate this Agreement in accordance with this Section 8.2, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. For purposes of this Agreement “material Taking “ shall mean all instances of a Taking that are not immaterial, as defined herein.
     If Purchaser does not elect to, or has no right to, terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Property that have been or that may thereafter be made for such Taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as provided in this Section 8.2, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.
ARTICLE 9.
DEFAULT AND REMEDIES
     9.1. Purchaser’s Default. If Purchaser fails to consummate this transaction for any reason other than Seller’s default, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole and exclusive remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of Seller’s probable loss in the event of default by Purchaser. The retention by Seller of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 3.1(c), 3.4 and 11.1 of this Agreement or for Purchaser’s obligation to pay to Seller all attorney’s fees and costs of Seller to enforce the provisions of this Section 9.1. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.
     9.2. Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole and exclusive remedy, either (a) to receive the return of the Earnest Money from Escrow Agent, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement; it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder; provided, however, if the remedy of specific performance is not legally available to Purchaser due to an intentional breach by Seller or due to Seller’s transfer of the Property to a third party, Purchaser shall be entitled to pursue its actual damages as a result of such breach (but not consequential, indirect or punitive damages). Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before one hundred twenty (120) days following the date upon which the Closing was to have occurred.

ARTICLE 10.
ASSIGNMENT
     10.1. Assignment. Subject to the next following sentence and to Section 13.16, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other. Notwithstanding the foregoing to the contrary, this Agreement and Purchaser’s rights hereunder may be transferred and assigned to any entity controlled by Purchaser. Any assignee or transferee under any such assignment or transfer by Purchaser as to which Seller’s written consent has been given or as to which Seller’s consent is not required hereunder shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. No assignment or transfer shall relieve the original Purchaser of any duties or obligations hereunder, and the written assignment and assumption instrument shall expressly so provide. For purposes of this Section 10.1, the term “control” shall mean the ownership of at least fifty percent (50%) of the applicable entity. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.
ARTICLE 11.
BROKERAGE COMMISSIONS
     11.1. Broker. Upon the Closing, and only in the event the Closing occurs, Seller shall pay a brokerage commission to CB Richard Ellis, Inc. (the “Broker”) pursuant to a separate agreement between Seller and Broker. Broker is representing Seller in this transaction. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller, including any claims asserted by Broker. Likewise, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser. This Section 11.1 shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement.
ARTICLE 12.
INDEMNIFICATION

     12.1. Indemnification by Seller. Following the Closing and subject to Sections 12.3 and 12.4, Seller shall indemnify and hold Purchaser, and its affiliates, members, managers and partners, and the members, managers, trustees, beneficiaries, partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing, including, specifically, but not by limitation, Equity Office Properties Trust, EOP Operating Limited Partnership and Equity Office Management, L.L.C. (collectively, “Purchaser-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document or in any Seller Estoppel, and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document or in any Seller Estoppel (including specifically, but not limited to, the agreement to reprorate pursuant to Section 6.4). By its execution of the Joinder attached to and made a part of this Agreement, Cousins hereby agrees to satisfy any actual and valid liability of Seller to Purchaser after Closing which arises under this Agreement up to but not in excess of the Cap Limitation in the event Seller has dissolved or does not have sufficient assets to satisfy such liability. Except for the undertakings of Cousins pursuant to the Joinder, no Seller-Related Entity, or any entity that becomes a Seller-Related Entity, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.
     12.2. Indemnification by Purchaser. Following the Closing and subject to Section 12.4, Purchaser shall indemnify and hold Seller, and its affiliates, members, managers and partners, and the members, managers, trustees, beneficiaries, partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing, including specifically, but not by limitation, Cousins (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to (a) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Purchaser contained in this Agreement which survives the Closing or in any Closing Documents (including specifically, but not limited to, the agreement to reprorate pursuant to Section 6.4).
     12.3. Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 12.1, (a) Seller shall not be required to indemnify Purchaser or any Purchaser Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 12.1 above exceeds the Basket Limitation (in which event Seller’s indemnity shall be for all such amounts), (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 12.1 above exceed in the aggregate the Cap Limitation, (c) if prior to the Closing, Purchaser obtains knowledge of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the

Closing, then Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 12 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 6.3, Section 6.4, or Section 11.1 of this Agreement.
     12.4. Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for a period of one (1) year after the Closing unless a longer or shorter survival period is expressly provided for in this Agreement, or unless on or before the date that is one (1) year following the Closing, Purchaser or Seller, as the case may be, delivers written notice to the other party of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within one hundred twenty (120) days after the giving of such notice.
     12.5. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, or covenant or other provision of this Agreement for any Closing Document which survives the Closing shall be the indemnifications provided for under Sections 3.1(c), Section 11.1 and this Article 12.

ARTICLE 13.
MISCELLANEOUS
     13.1. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	TX-Frost Tower Limited Partnership

c/o Equity Office Management, L.L.C.
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attention: David Weinberg
Facsimile: (312) 279-9826

with a copy to:	TX-Frost Tower Limited Partnership
c/o Equity Office Management, L.L.C.
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
Attention: Jeffrey S. Arnold
Facsimile: (312) 559-5209

SELLER:	Cousins Properties Texas LP
c/o Cousins Properties Incorporated
2500 Windy Ridge Parkway
Suite 1600
Atlanta, Georgia 30339-5683
Attention: Corporate Secretary
Facsimile: (770) 303-2893

with a copy to:	Cousins Properties Texas LP
401 Congress Avenue
Suite 1190
Austin, TX 78701
Attn: Tim Hendricks
Facsimile: (512) 477-3940

with a copy to:	Troutman Sanders LLP
Bank of America Plaza
600 Peachtree Street, N.E. — Suite 5200
Atlanta, Georgia 30308
Attn: James W. Addison
Facsimile: (404) 962-6500
Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt or upon refusal of delivery, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the day of such electronic transmission of such notice and confirmation of such transmission if transmitted and confirmed prior to 5:00 p.m. Central time on a Business Day and otherwise shall be deemed effectively given or received on the first Business Day after the day of transmission of such notice and confirmation of such transmission.
     13.2 Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions and the rights of the tenants under the Leases, shall be delivered by Seller to Purchaser on the Closing Date.
     13.3 Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.
     13.4 Publicity. The parties agree that, prior to Closing, except as may be required by law and except as hereinafter provided, no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto. Seller and Purchaser shall each have the right to approve the press release of the other party issued in connection with the Closing, which approval shall not be unreasonably withheld; provided, however, that the inclusion of the following information shall be expressly permitted in a press release of either party without the consent of the other party: a description of the Property, the Purchase Price, the name of the other party and the Closing Date. No party shall record this Agreement or any notice hereof. Notwithstanding anything to the contrary contained herein, (i) Purchaser may also make disclosures in accordance with, or as required by, the disclosure requirements applicable to Equity Office Properties Trust (the “Trust”), which is an indirect parent of Purchaser, or its affiliates, due to the Trust’s status as a publicly-held company listed on the New York Stock Exchange or any other securities exchange (an “Exchange”) (including, but not limited to, any disclosures in accordance with, or as required by, the rules of, or any listing agreement with, an Exchange) and (ii) Seller may also make disclosures in accordance with, or as required by, the disclosure requirements applicable to Cousins, which is an indirect parent of Seller, due to Cousins’ status as a publicly-held company listed on an Exchange (including, but not limited to, any disclosures in accordance with, or as required by, the rules of, or any listing agreement with, an Exchange).
     13.5 Intentionally Omitted.
     13.6 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.
     13.7 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     13.8 Sale Notification Letters. Promptly following the Closing, Purchaser shall deliver the Tenant Notices of Sale to each of the respective tenants under the Leases and the Other Notices of Sale to each service provider and leasing agent, the obligations under whose respective Service Contracts and Commission Agreements Purchaser has assumed at Closing. The provisions of this Section shall survive the Closing.
     13.9 Access to Records Following Closing. Purchaser agrees that for a period of two (2) years following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, to examine and review at Purchaser’s office (or, at Purchaser’s election, at the Property), the books and records relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing to the extent still in Purchaser’s possession; provided nothing contained herein shall obligate Purchaser in any way to retain such books and records. Likewise, Seller agrees that for a period of two (2) years following the Closing, Purchaser shall have the right during regular business hours, on five (5) days’ written notice to Seller, to examine and review at Seller’s office, all books, records and files, if any, retained by Seller relating to the ownership and operation of the Property by Seller prior to the Closing. The provisions of this Section shall survive the Closing for a period of two (2) years after the Closing Date.
     13.10 Submission to Jurisdiction. Each of Purchaser and Seller irrevocably submits to the jurisdiction of (a) the District Court of Travis County, Texas located in Austin, Texas, and (b) the United States District Court for the Western District of Texas for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Texas with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Purchaser and Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the District Court of Travis County, Texas located in Austin, Texas, and (b) the United States District Court for the Western District of Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     13.11 Entire Agreement . Except as provided in this Section 13.11, this Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. The terms and provisions of that certain Access Agreement dated July 27, 2006, and that certain Confidentiality Agreement dated May 26, 2006 by and between Seller and Purchaser are hereby incorporated herein and shall remain in full force and effect, except that, to the extent of any conflict or inconsistency between the terms of said Access and Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern and control.
     13.12 General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by both Seller and Purchaser. Subject to the provisions of Section 10.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Texas. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.
     13.13 Attorney’s Fees. If Purchaser or Seller brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover court costs and reasonable attorney’s fees actually incurred from the other.
     13.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.

     13.15 Effective Agreement. The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Property. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.
     13.16 Section 1031 Exchange. Either Purchaser, Seller or both may elect that its transfer or acquisition of the Property occur as part of a tax-deferred exchange under Section 1031 of the Internal Revenue Code, including a reverse exchange. Each of Purchaser and Seller shall cooperate with the other and shall sign all documents reasonably necessary to accomplish any exchange (including assignment of Purchaser’s rights in this Agreement and delivery of the deed to a third party or facilitator), provided the cooperating party incurs no additional expense (above ordinary copying, transmittal and document review time) and no liability, and the Closing is not delayed, as a result thereof.
[Signatures commence on following page]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

COUSINS PROPERTIES TEXAS LP, a Texas limited partnership

By:	Cousins Texas GP Inc., a Georgia corporation, its general partner

	By:	/s/ Craig B. Jones

	Name:	Craig B. Jones
	Title:	Executive Vice President & Chief Administrative Officer

PURCHASER:
TX-FROST TOWER LIMITED PARTNERSHIP, a Delaware limited partnership

By:	TX-Frost Tower GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

		By:	/s/ David Weinberg

		Name:	David Weinberg
		Title:	Vice President — Investments

JOINDER OF COUSINS PROPERTIES INCORPORATED
     The undersigned, Cousins Properties Incorporated, a Georgia corporation, hereby joins in this Agreement solely and exclusively for the purpose of obligating itself, jointly and severally with Cousins Properties Texas LP, a Texas limited partnership, for the indemnification obligations of Seller under Article 12 of this Agreement.

COUSINS PROPERTIES INCORPORATED, a Georgia corporation

By:	/s/ Craig B. Jones

Name:	Craig B. Jones
Title:	Executive Vice President & Chief Administrative Officer